UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2015

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2015, Computer Sciences Corporation (the “Company”) entered into a Master Accounts Receivable Purchase Agreement between the Company, as Seller, and The Royal Bank of Scotland, PLC (“RBS”) as Purchaser (the "Purchase Agreement"), along with Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia, each as a Participant. The structured transaction results in the continuous non-recourse true sale of eligible receivables.

The Purchase Agreement establishes a receivables purchase facility (the "Facility") that provides for up to $450 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The Facility is an uncommitted facility that has a term of 1 year, unless earlier terminated by the Company or the Purchaser (or Participants).

Under the Facility, the Company will sell eligible North American Public Sector segment receivables, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where the Company has performed work under a “cost plus fixed fee” or “time and materials” contract and other required conditions.

The Company expects to use the proceeds from receivables sales under the Facility for general corporate purposes.

The Purchase Agreement is filed as exhibit 10.1 and is incorporated herein by reference, and the description of the Facility contained herein is qualified in its entirety by the terms of the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Master Accounts Receivable Purchase Agreement dated as of April 21, 2015, by and between Computer Sciences Corporation, as Seller, and The Royal Bank of Scotland PLC, as Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: April 27, 2015	By: /s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Master Accounts Receivable Purchase Agreement dated as of April 21, 2015, by and between Computer Sciences Corporation, as Seller, and The Royal Bank of Scotland PLC, as Purchaser.